Exhibit 3.3

FORM OF AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION

OF

HEALTH INSURANCE INNOVATIONS, INC.

Pursuant to the provisions of § 242 and § 245 of the

General Corporation Law of the State of Delaware

The present name of the corporation is Health Insurance Innovations, Inc. (the “Corporation”). The Corporation was incorporated under the name “Health Insurance Innovations, Inc.” by the filing of its original certificate of incorporation (the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware on October 26, 2012. This Amended and Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation shall become effective as of             , 2013. The Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE 1

Section 1.01. Name. The name of the Corporation is Health Insurance Innovations, Inc.

ARTICLE 2

Section 2.01. Address. The address of its registered office in the State of Delaware is 12711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3

Section 3.01. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE 4

Section 4.01. Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is [            ], consisting of (a) [            ] shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), (b) [            ] shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (c) [            ] shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”). Holders of capital stock do not have preemptive rights.

Section 4.02. Reclassifications. At the time that this Amended and Restated Certificate of Incorporation becomes effective under Delaware Law (the “Effective Time”) each share of common stock, par value $0.01 per share, of the Corporation, which was designated as Common Stock in the Original Certificate of Incorporation and was authorized, issued and outstanding or held as treasury stock immediately prior to the Effective Time shall, automatically and without further action by any stockholder, be reclassified into [            ] shares of Class B Common Stock.

Section 4.03. Common Stock.

(a) Voting Rights.

(i) Each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Class A Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to Delaware Law.

(ii) Each holder of Class B Common Stock, as such, shall be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that except as otherwise required by law, holders of Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to Delaware Law. A holder of one share of Class B Common Stock, as such, shall be entitled at all times to the same number of vote or votes as a holder of one share of Class A Common Stock, as such, on all matters on which stockholders generally are entitled to vote.

(iii) Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors of the Corporation (the “Board”) in its discretion shall determine. Dividends shall not be declared or paid on the Class B Common Stock.

(c) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) Transfer of Class B Common Stock.

(i) A holder of Class B Common Stock may only transfer shares of Class B Common Stock to another person if such holder transfers a corresponding number of Series B Membership Interests to such person in accordance with the provisions of the Third Amended & Restated Limited Liability Company Agreement of Health Plan Intermediaries Holdings, LLC, a Delaware limited liability company (the “Company”), as such agreement may be amended from time to time in accordance with the terms thereof.

(ii) Any purported transfer of shares of Class B Common Stock in violation of the restrictions described in the immediately preceding paragraph (the “Restrictions”) shall be null and void. If, notwithstanding the foregoing prohibition, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(iii) Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares, the Board may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(iv) The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.03(d) for determining whether any acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.03(d). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to any holder of shares of Class B Common Stock.

(v) The Board shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(vi) Upon the transfer of any shares of Class B Common Stock to HII by HPI, HPIS, or their successors and assigns, such shares of Class B Common Stock shall immediately be cancelled on the books and records of HII and shall no longer be deemed to be issued and outstanding capital stock of HII.

(vii) As used in this Amended and Restated Certificate of Incorporation, (i) “Series B Membership Interests” shall mean Series B Membership Interests of the Company, or any successor entity thereto, issued under its Third Amended & Restated Limited Liability Company Agreement, as the same may be amended or amended and restated from time to time in accordance with the terms thereof and (ii) “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture or other enterprise or entity.

(e) In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a holder of shares of Class B Common Stock shall be entitled to receive upon exchange of such shares (together with a commensurate number of Series B Membership Interests) the amount of such security that such holder would have received if such exchange had occurred immediately prior to the record date of such reclassification or other similar transaction, taking into account any adjustment as a result of any subdivision (by any stock split or dividend, reclassification or otherwise) or combination (by reverse stock split, reclassification or otherwise) of such security that occurs after the effective time of such reclassification or other similar transaction.

(f) The Corporation covenants that it will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of the outstanding shares of Class B Common Stock and Series B Membership Interests for Class A Common Stock, such number of shares of Class A Common Stock that are issuable upon any such exchange and shall exchange such shares of Class B Common Stock and a commensurate number of Series B Membership Interests for shares of Class A Common Stock pursuant to the exchange agreement among the Corporation, the Company and the holders from time to time of Series B Membership Interests governing such exchanges; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such exchange by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that all shares of Class A Common Stock issued upon any such exchange will, upon issuance, be validly issued, fully paid and non-assessable.

Section 4.04. Preferred Stock. (a) The Board is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of authorized shares of any such class or series to the extent permitted by Delaware Law.

(b) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to such series).

Section 4.05. Changes in Common Stock. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of the Class B Common Stock shall be proportionately subdivided or combined, as the case may be. If the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, the outstanding shares of Class A Common Stock shall be proportionately subdivided or combined, as the case may be.

Section 4.06. Reorganization or Merger. (a) In the case of any reorganization, share exchange, consolidation, conversion or merger of the Corporation with or into another person in which shares of Class A Common Stock and Class B Common Stock are converted into (or entitled to receive with respect thereto) shares of stock and/or other securities or property (including, without limitation, cash), each holder of a share of Class A Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including, without limitation, cash), but each holder of a share of Class B Common Stock shall only be entitled to receive with respect to each such share the same number of shares of stock as is received by a holder of a share of Class A Common Stock, and shall not be entitled to receive other securities or property (including, without limitation, cash); and such shares of stock received by a holder of shares of Class B Common Stock shall afford the holder thereof no more rights, privileges or preferences than would be afforded the holders of Class B Common Stock hereunder, including without limitation rights, privileges or preferences with respect to dividends, upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or in connection with any reorganization, share exchange, consolidation, conversion or merger of the Corporation with or into another person (each, a “Business Combination Transaction”).

(b) In connection with any Business Combination Transaction, the Corporation shall not adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class A Common Stock (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) (i) in a manner that is disproportionate and adverse compared to the manner in which the powers, preferences, rights or privileges of the holders of the Class B Common Stock are affected, altered, repealed, changed or otherwise impaired, including, without limitation (x) any of the voting rights of the holders of the Class A Common Stock in a manner that is disproportionate and adverse compared to the manner in which the voting rights of the holders of the Class B Common Stock are affected, altered, repealed, changed or otherwise impaired, and (y) the requisite vote or percentage required to approve or take any action described in this ARTICLE 4, in ARTICLE 11 or elsewhere in this Amended and Restated Certificate of Incorporation or described in the bylaws of the Corporation in a manner that is disproportionate and adverse compared to the manner in which the voting rights of the holders of the Class B Common Stock are affected, altered, repealed, changed or otherwise impaired, or (ii) with respect to the economic rights, privileges or preferences of the holders of Class A Common Stock relative to the holders of Class B Common Stock, including, without limitation, with respect to dividends, upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or in connection with a Business Combination Transaction, without, in each case (i) and (ii), the affirmative vote of the holders of a majority of the shares of Class A Common Stock, voting as a separate class.

(c) In connection with any Business Combination Transaction, the Corporation shall not adversely affect, alter, repeal, change or otherwise impair any of the powers, preferences, rights or privileges of the Class B Common Stock (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) in a manner that is disproportionate and adverse compared to the manner in which the powers, preferences, rights or privileges of the holders of the Class A Common Stock are affected, altered, repealed, changed or otherwise impaired, including, without limitation (i) any of the voting rights of the holders of the Class B Common Stock in a manner that is disproportionate and adverse compared to the manner in which the voting rights of the holders of the Class A Common Stock are affected, altered, repealed, changed or otherwise impaired, and (ii) the requisite vote or percentage required to approve or take any action described in this ARTICLE 4, in ARTICLE 11 or elsewhere in this Amended and Restated Certificate of Incorporation or described in the bylaws of the Corporation in a manner that is disproportionate and adverse compared to the manner in which the voting rights of the holders of the Class A Common Stock are affected, altered, repealed, changed or otherwise impaired, without in each case the affirmative vote of the holders of a majority of the shares of Class B Common Stock, voting as a separate class.

ARTICLE 5

Section 5.01. Bylaws. In furtherance and not in limitation of the powers conferred by Delaware Law, the Board is expressly authorized to make, amend, alter, change, add to or repeal the bylaws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with Delaware Law or this Amended and Restated Certificate of Incorporation. The affirmative vote of the holders of at least 75% of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to make, amend, alter, change, add to or repeal any provision of the bylaws of the Corporation.

ARTICLE 6

Section 6.01. Board of Directors. (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b) Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In no event will a decrease in the number of directors shorten the term of any incumbent director.

(c) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

(d) Vacancies on the Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

(e) Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board pursuant to ARTICLE 4 applicable thereto, and such directors so elected shall not be subject to the provisions of this ARTICLE 6 unless otherwise provided therein.

ARTICLE 7

Section 7.01. Meetings Of Stockholders. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and may not be taken by written consent of stockholders without a meeting; provided, however, if the shares of capital stock of the Corporation beneficially owned by the Investor Group (as defined below) constitute more than 50% of the total voting power of all the then outstanding capital stock of the Corporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken by written consent of stockholders without a meeting; provided, further, that any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a class, or, to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Special meetings of the stockholders may be called by the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation and may not be called by any other person; provided, however, if the shares of capital stock of the Corporation beneficially owned by the Investor Group constitute more than 50% of the total voting power of all the then outstanding capital stock of the Corporation, special meetings of the stockholders may be called by the holders of a majority of the total voting power of all the then outstanding capital stock of the Corporation. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE 4 hereto, special meetings of holders of such Preferred Stock. As used in this Amended and Restated Certificate of Incorporation, (i) “HPI” means Health Plan Intermediaries, LLC, a Florida limited liability company, (ii) “HPIS” means Health Plan Intermediaries Sub, LLC, a Delaware limited liability company, (iii) “Investor Group” means, collectively, Michael W. Kosoloske, HPI, HPIS, any of their respective affiliates (other than the Corporation and its subsidiaries), and any Investor Nominee, and (iv) “Investor Nominee” means any officer, director, manager, partner, employee or other agent of HPI or HPIS who serves as a director of the Corporation.

ARTICLE 8

Section 8.01. Limited Liability Of Directors. No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware Law as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this ARTICLE 8 shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE 8, would accrue or arise, prior to such amendment or repeal.

ARTICLE 9

Section 9.01. Indemnification. (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE 9 shall also include the right to have the Corporation pay directly or cause to be paid directly the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE 9 shall be a contract right.

(b) The Corporation may, by action of its Board, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board shall determine to be appropriate and authorized by Delaware Law.

(c) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another person against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(d) The rights and authority conferred in this ARTICLE 9 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(e) Neither the amendment nor repeal of this ARTICLE 9, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE 9 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

ARTICLE 10

Section 10.01. Severability. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE 11

Section 11.01. Amendment. The Corporation reserves the right to amend (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) this Amended and Restated Certificate of Incorporation in any manner permitted by Delaware Law, subject to Section 11.02, and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, if the shares of the capital stock of the Corporation beneficially owned by the Investor Group constitute less than a majority of the total voting power of all capital stock of the Corporation then outstanding, the provisions set forth in ARTICLES 4, 5, 6, 7, 8, 9 and this ARTICLE 11 may not be repealed or amended (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) in any respect, and no other provision may be adopted, amended (whether directly, by the filing of a certificate of designations, powers, preferences, rights or privileges, by a Business Combination Transaction or otherwise) or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in ARTICLES 4, 5, 6, 7, 8 and 9 and this ARTICLE 11, unless such action is approved by the affirmative vote of the holders of not less than 75% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

Section 11.02. Increases and Decreases of Authorized Shares. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares of Class A Common Stock or Class B Common Stock then outstanding and reserved for) by the affirmative vote of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class.

ARTICLE 12

Section 12.01. Section 203. The Corporation expressly elects not to be governed by Section 203 of Delaware Law for so long as the shares of the capital stock of the Corporation beneficially owned by the Investor Group constitute at least 25% of the total voting power of all capital stock of the Corporation.

ARTICLE 13

Section 13.01. Forum Selection. The sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 13.

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this      day of         , 2013.

HEALTH INSURANCE INNOVATIONS, INC.

By:
Name:	Michael W. Kosloske
Title:	Chief Executive Officer